                                                                     Exhibit 5.1

DR. A.F. VERDAM                                            BREITNER CENTER
                                                           AMSTELPLEIN 2
                                                           P.O. BOX 77900
                                                           1070 MX  AMSTERDAM
                                                           THE NETHERLANDS
                                                           TEL:   +31 20 5977237
                                                           FAX:   +31 20 5977230


To: Koninklijke Philips Electronics N.V.,
Breitner Center,
Amstelplein 2,
1096 BC Amsterdam,
The Netherlands.

                                                        Amsterdam, June 13, 2002


Dear Sirs,


I have acted as Legal Advisor to the Koninklijke Philips Electronics N.V. (the "COMPANY") as to matters of Dutch law and I am giving this legal opinion to you in connection with the contemplated issue by the Company of securities ("Debt Securities") under and in accordance with the indenture dated as of August 1, 1993 (the "Indenture") between the Company and Citibank N.A. as successor to Morgan Guaranty Trust Company of New York, as trustee (the "Trustee"), as amended by the first supplemental indenture, dated as of May 6, 1994 (the "First Supplemental indenture") and to be further amended by a second supplemental indenture (the "Second Supplemental Indenture").

In connection herewith I, or legal advisors under my supervision, have examined the following documents:

(a)      a copy of the text of the executed Indenture;

(b)      a copy of the text of the executed First Supplemental Indenture;

(c) a draft of the Second Supplemental Indenture, in the form proposed to be filed as an exhibit to the Company's registration statement on Form F-3 (the "Registration Statement") relating to the Debt Securities;

(d) a copy of the text of the Koninklijke Philips Electronics N.V. Underwriting Agreement Standard Provisions (Debt Securities) in the form proposed to be filed as an exhibit to the Registration Statement (the "Underwriting Agreement");

(e) a copy of the text of the form of distribution agreement in the form proposed to be filed as an exhibit to the Registration Statement (the "Distribution Agreement")

(f) a draft, dated June 12, 2002 of the Registration Statement, including a prospectus (the "Prospectus") relating to the Debt Securities;

(the documents referred to under (a) through (e) collectively referred to as the "AGREEMENTS"), and

(g) a copy of the resolutions of the Board of Management of the Company passed at the meeting of the Board of Management of the Company, held on January 22, 2002;

(h) a copy of the resolutions of the Supervisory Board of the Company passed at the meeting of the Supervisory Board of the Company, held on February 1, 2002, and;

(i) a copy of the resolutions of the Board of management of the Company passed at the meeting of the Board of management of the Company, held on May 28, 2002,

(the documents referred to under (g) through (i) collectively referred to as the "BOARD RESOLUTIONS");

and all relevant documents of the Company and such further documents as I have considered necessary or appropriate for the preparation of this opinion.

For the purposes of rendering this opinion I have assumed:

(i) that, if and when the Debt Securities are issued, such issue will be duly authorised by a resolution of the Board of Management of the Company;

(ii) that the Second Supplemental Indenture, the Underwriting Agreement, the Distribution Agreement and the Debt Securities have been or will be executed substantially in the form of the drafts and forms, and that the Registration Statement, including the Prospectus will be finalized substantially in the forms that I have reviewed for the purpose of rendering this opinion;

(iii) the power, capacity and authority of all the parties (other than the Company) and that all the documents have been or will be (where appropriate) duly authorised, executed and delivered by all the parties thereto (other than the Company);

(iv) that the Agreements are or will be within the capacity and powers of, and have been or will be duly authorised and executed by, and constitute the valid, binding and enforceable obligations of all the parties thereto (other than the Company);

(v) that the parties to the Agreements (other than the Company) shall duly perform their respective obligations under the Agreements;

(vi) the genuineness of all signatures on original documents and that the signatures on original documents are the signatures of the persons purported to have executed the same and the conformity of all copies to originals documents;

(vii) that the Debt Securities will not be offered, transferred or sold, as part of their initial distribution or at any time thereafter, to any persons (including legal entities) established, domiciled or resident in the Netherlands;

(viii) that the Company has submitted before the issue of the Debt Securities to the Netherlands Authority for the Financial Markets (Autoriteit Finaciele Markten) a statement that the laws and regulations of any jurisdiction where persons to whom the offer is made are resident are complied with;

(ix)     that the Debt Securities will be issued, offered, sold and delivered
         (a) as contemplated in accordance with the Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the Registration Statement and the Prospectus, (b) in accordance with applicable law and (c) with such terms as not to violate any applicable law (including, for the avoidance of doubt, any law applicable at the time of such issue, offer, sale and delivery);

(x) that the Debt Securities will be executed in the name of the Company by the manual or facsimile signature of authorized representative(s), duly issued, delivered and authenticated in accordance with the terms of the Indenture, the First Supplemental indenture and the Second Supplemental Indenture and duly paid for.

Based on the assumptions set out above in paragraph (i) up to and including (x) and subject to any relevant factual matters, documents and events not disclosed to me in the course of my examination referred to above, I am, at the date hereof, having regard to such legal consideration as I deem relevant of the following opinion:


1. the Company has been duly incorporated and is validly existing as a legal entity in the form of a limited liability company ("naamloze vennootschap") duly organised under the laws of The Netherlands;

2. the Debt Securities, if and when issued, will constitute valid and legally binding obligations of the Company under the laws of the Netherlands.

I express no opinion of any law other than the laws of The Netherlands as presently existing. My opinion shall be governed by and construed in accordance with the laws of The Netherlands.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles, such as the Netherlands legal principle of "reasonableness and fairness" ("redelijkheid en billijkheid").

I have relied as to certain factual matters on information obtained from public officials, officers of the Company or other sources believed by me to be responsible and I believe that you and I are justified to rely on such information.

  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to my name under the heading "Validity of Securities" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.



                                                   Yours faithfully,


                                                   /s/ A.F. Verdam

                                                   A.F. Verdam